EXHIBIT 99.1

Community Bancorp. Reports Record Fourth Quarter and Full Year 2021 Financial Results

Continued Strong Growth in Deposits, Earnings and Assets

For immediate release

Derby, VT: January 25, 2022 --- Community Bancorp., (OTCQX:CMTV) Community National Bank reported earnings for the fourth quarter ended December 31, 2021, of $3.37 million or $0.62 per share, an increase of $192,518 or 6% compared to $3.74 million or $0.60 per share for the fourth quarter of 2020. Full year earnings for 2021 were $13.14 million or $2.45 per share, compared to $10.76 million or $2.03 per share for the prior year period.

Total assets for the Company at December 31, 2021 were $1,019.10 million compared to $918.23 million at year-end 2020, an increase of 11.0%. The year over year balance sheet growth in 2021 was driven by an increase in total deposit balances of $97.0 million or 12.4%, compared to 2020.  The cash from deposit growth largely funded the increase in the available-for-sale investment portfolio of $121.6 million. This asset growth is partially offset by a decrease in loans of $19.4 million due primarily to the forgiveness and payoff of Paycheck Protection Program ("PPP") loans. Net of the PPP loans, total loans increased by 5.1%, in 2021 compared to 2020.

Total net interest income for the fourth quarter ended December 31, 2021 increased $14,077, or 0.2%, and $3.45 million, or 12.2% for the full year. The year over year increase was mostly due to an increase of $1.46 million or 4.6% in interest and fees on loans, and a decrease of $1.53 million or 37.3% in interest paid on deposits.  The increase in fees on loans was attributable to the fees associated with PPP loans that are fully recognized as the loans are paid off which totaled $4.73 million for the year ended December 31, 2021 compared to $2.15 million for the year ended December 31, 2020.

The Company recorded no provision for loan losses for the fourth quarter of 2021 compared to a provision of $542,499 for the same period in 2020.  For the year ended December 31, 2021, the provision for loan losses was $624,165 compared to $1.6 million in the full year 2020.  The $964.8 million decrease primarily reflects negligible net charge off activity during 2021 and declining historical loan losses, compared to higher loan charge off activity in 2020.

Total non-interest income for the fourth quarter ended December 31, 2021 decreased $21,835, or 1.3%, compared to the same period in 2020, and decreased $37,587, or 0.6%, for full-year 2021 compared to 2020.  Total non-interest expenses increased $284,930, or 5.5%, from the fourth quarter of 2020, and $1.27 million, or 6.2%, for full-year 2021 compared to 2020. These increases primarily reflect a one-time bonus paid to all employees, except the executive officers, effective September 2021, as well as an adjustment to the Company’s salary ranges at the same time to accommodate new minimum wage levels as wage pressure and a tight labor market continued to be a challenge.  Other increases in non-interest expense were correlated to the overall increase in asset size and increases in deposit balances, such as OCC assessments, FDIC insurance premiums and state deposit tax.

Equity capital grew to $84.8 million, with a book value per share of $15.48 as of December 31, 2021, compared to equity capital of $77.3 million and a book value of $14.25 as of December 31, 2020.

President and CEO Kathryn Austin commented on the Company’s results:  “We delivered record annual net income for 2021 as we continued to maintain a strong capital base and a disciplined focus on credit quality.  With our outstanding team and our knowledge and commitment to community banking, we are well positioned to continue our focus on profitable growth.”

As previously announced, the Company declared a quarterly cash dividend of $0.22 per share payable February 1, 2022 to shareholders of record as of January 15, 2022.

About Community National Bank

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems, and other factors that are listed from time to time in our financial filings with the SEC, including our Forms 10Q and 10K. We disclaim any responsibility to update our forward looking statements, which are valid only as of the date of this release, should circumstances change..

For more information, contact:

Kathryn Austin, President & CEO at (802) 334-7915